                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         SUPERIOR ENERGY SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                            HARVEY, LOUISIANA 70058

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of common stock of Superior Energy Services, Inc.:

     The annual meeting (the "Meeting") of stockholders of Superior Energy Services, Inc. (the "Company") will be held at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170, on Thursday, May 18, 2000, at 10:00 a.m., New Orleans time, to consider and vote on:

          1. The election of directors; and

          2. Such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on April 3, 2000 are entitled to notice of and to vote at the annual meeting.

     Even if you now expect to attend the Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

                                            By Order of the Board of Directors

                                            /s/ CAROLYN PLAISANCE

                                            Carolyn Plaisance
                                            Secretary

Harvey, Louisiana
April 17, 2000

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                            HARVEY, LOUISIANA 70058

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

     This Proxy Statement is furnished to the stockholders of Superior Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders to be held on May 18, 2000, at the time and place set forth in the accompanying notice and any adjournment thereof (the "Meeting").

     Only stockholders of record as of the close of business on April 3, 2000 are entitled to notice of and to vote at the Meeting. On that date, 59,992,789 shares of common stock, $0.001 par value per share (the "Common Stock"), were outstanding, each of which is entitled to one vote.

     A stockholder may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the nominees to the Board listed below.

     This Proxy Statement is first being mailed to stockholders on or about April 17, 2000 and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                             ELECTION OF DIRECTORS

VOTING PROCEDURE

     The Company's Bylaws authorize the Board to fix the number of directors. Pursuant thereto, the Board has fixed the number of directors to be elected at the Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified.

     Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named below as a director or nominee. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's Bylaws, directors are elected by a plurality vote.

INFORMATION ABOUT DIRECTORS

     The following sets forth certain information, as of March 31, 2000, about the directors, of the Company. Each incumbent director listed below has been nominated for re-election.

     Richard A. Bachmann, age 55, has served as a Director of the Company since July 1999. He has been Chairman, President and Chief Executive Officer of Energy Partners, Ltd., an independent oil and gas exploration company, since its formation in March 1997. Mr. Bachmann's career began at Standard Oil of New Jersey where he moved through positions of increased responsibility in the treasury department. Mr. Bachmann served as President and Chief Operating Officer of The Louisiana Land and Exploration Company ("LL&E") from September 1995 to January 1997, and served as a director of LL&E from 1989 to 1997. In addition to sitting on numerous boards of charitable organizations, Mr. Bachmann sits on the Board of Directors of the Penn Virginia Company, a developer of natural gas deposits and mineral leases.

     Ben A. Guill, age 49, has served as a Director of the Company since July 1999 and is President of First Reserve Corporation ("First Reserve"), a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill spent eighteen years with Simmons & Company International, an investment banking firm, where he served as Managing Director and Co-Head of Investment Banking. Mr. Guill also serves as a director of Range Resources Group, an oil and gas company, Destiny Resource Services Corp., a Canadian provider of seismic drilling and oilfield services, and National Oilwell, Inc. ("National Oilwell"), a manufacturer and distributor of oil field equipment.

     Terence E. Hall, age 54, has served as the Chairman of the Board, Chief Executive Officer, President and a Director of the Company since December 1995. Since 1989, he has also served as President and Chief Executive Officer of Superior Well Service, Inc. and Connection Technology, Ltd., both of which are wholly-owned subsidiaries of the Company.

     William E. Macaulay, age 54, has served as a Director of the Company since July 1999 and is the Chairman and Chief Executive Officer of First Reserve, which he joined in 1983. Mr. Macaulay also serves as a director of Weatherford International, Inc., an oilfield services company, Maverick Tube Corporation, a manufacturer of steel pipe and casing, National Oilwell, a manufacturer and distributor of oil field equipment, Pride International Inc., a provider of contract drilling and related services, TransMontaigne Inc., a transporter and marketer of petroleum products, and Grant Prideco, Inc., a drill pipe manufacturer.

     Robert E. Rose, age 61, has served as a Director of the Company since July 1999. He has been a Director, President and Chief Executive Officer of Global Marine Inc. ("Global Marine") since May 1998 and Chairman of its Board since May 1999. Mr. Rose began his professional career with Global Marine in 1964. He left Global Marine in 1976 and has held several executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling, Inc. ("Diamond") and its predecessor, Diamond M Company. He resigned from Diamond in April 1998 and served as President and Chief Executive Officer of Cardinal Holding Corp. ("Cardinal"), an oilfield services company, from April 1998 to May 1998. In July 1999, Cardinal became a wholly-owned subsidiary of the Company.

     Justin L. Sullivan, age 60, has served as a Director of the Company since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University.

BOARD COMMITTEES

     The Board has an Audit and Compensation Committee, but does not have a nominating committee. The current members of the Audit Committee are Messrs. Sullivan, Bachmann and Guill. The Audit Committee, which met one time during 1999, is responsible for (i) making recommendations to the Board concerning the engagement of the Company's independent public accountants, (ii) consulting with the independent public accountants with regard to the plan of audit, (iii) consulting with the Company's chief financial officer on any matter the Audit Committee or the chief financial officer deems appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

     The current members of the Compensation Committee are Messrs. Guill and Rose. The Compensation Committee met two times during 1999. The Compensation Committee is responsible for administering the Company's two stock incentive plans and performing such other functions as may be prescribed by the Board.

     In 1999, the current Board held three meetings. Each director attended 75% or more of the meetings of the board of directors and committees of which he was a member that were held during the period in which he served.

DIRECTOR COMPENSATION

     Each director who is not a full-time employee of the Company is paid a director's fee of $15,000 annually, plus $1,000 for each Board and committee meeting attended. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings. Under the Company's 1999 Stock Incentive Plan (the "Plan"), directors who are not also full-time employees of the Company receive options to acquire 20,000 shares of the Company's Common Stock on the date such person first becomes a member of the Board and an option to acquire 5,000 shares of the Company's Common Stock on the day following each annual meeting of stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table indicates the beneficial ownership, as of March 31, 2000, of the Company's Common Stock by (i) each director, (ii) each Named Officer disclosed under the "Summary Compensation Table," (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group, all as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                 AMOUNT AND
                                                                 NATURE OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNER      OF CLASS
------------------------------------                          ----------------      --------
First Reserve Fund VII, Limited Partnership(1)..............     10,769,777           18.0%
  475 Steamboat Road, 2nd Floor
  Greenwich, Connecticut 06830
First Reserve Fund VIII, L.P.(1)............................      7,179,850           12.0%
  475 Steamboat Road, 2nd Floor
  Greenwich, Connecticut 06830
John P. Kotts...............................................      7,696,095           12.8%
  650 Poydras Street, Suite 2525
  New Orleans, LA 70130
Dresdner RCM Global Investors LLC(2)........................      3,080,900            5.1%
  Four Embarcadero Center
  San Francisco, California 94111
Terence E. Hall.............................................      1,749,819(3)         2.9%
Justin L. Sullivan..........................................         30,000(3)        *
William E. Macaulay.........................................     17,969,627(3)(4)     30.0%
Ben A. Guill................................................         20,000(3)        *
Robert E. Rose..............................................         20,000(3)        *
Richard A. Bachmann.........................................         20,000(3)        *
Kenneth L. Blanchard........................................        451,568(3)(5)     *
Robert S. Taylor............................................        235,000(3)        *
Charles P. Funderburg.......................................        371,000(3)(6)     *
James A. Holleman...........................................        151,403(3)        *
All directors and executive officers as a group (ten
  persons)..................................................     21,018,417(4)(7)     34.2%

---------------

 *  Less than 1%.

(1) First Reserve is the indirect general partner of First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P. (together, the "Funds") and is deemed to beneficially own the shares held by both of the Funds.

(2) Based on a Schedule 13G, dated February 16, 2000, filed with the Securities and Exchange Commission. In its Schedule 13G, Dresdner RCM Global Investors LLC ("Dresdner RCM") reported sole voting power with respect to 2,574,700 shares, and sole dispositive power with respect to 2,502,000 shares, as a result of acting as investment advisor to Dresdner RCM US Holdings LLC, a wholly-owned subsidiary of Dresdner Bank AG, an international banking organization headquartered in Germany.

(3) Includes the following number of shares subject to options that are exercisable by July 15, 2000: Mr. Hall, 206,872; Mr. Sullivan, 20,000; Mr. Macaulay, 20,000; Mr. Guill, 20,000; Mr. Rose, 20,000; Mr. Bachmann, 20,000;
    Mr. Blanchard, 375,000; Mr. Taylor, 230,000; Mr. Funderburg, 347,000; and Mr. Holleman, 132,500.

(4) Includes shares held by both of the Funds. Mr. Macaulay is a controlling stockholder of First Reserve, the indirect general partner of each of the Funds, and expressly disclaims beneficial ownership of such shares.

(5) Includes 49,568 shares held by Mr. Blanchard's children, of which Mr. Blanchard is deemed to be the beneficial owner.

(6) Includes 8,000 shares held by Mr. Funderburg's children, of which Mr. Funderburg is deemed to be the beneficial owner.

(7) Includes 1,391,372 shares subject to options that are exercisable by July 15, 2000 held by directors and executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1999, 1998 and 1997, the compensation of the Company's chief executive officer and the four other most highly compensated executive officers of the Company, all who were serving in such capacities at December 31, 1999. The persons named in the table are referred to in this proxy statement as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                              ANNUAL COMPENSATION    SECURITIES
                                              -------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS     OPTIONS/SARS   COMPENSATION(1)
---------------------------            ----   --------   --------   ------------   ---------------
Terence E. Hall......................  1999   $362,971   $132,000     488,617          $6,339
  Chairman, Chief Executive Officer    1998    346,570    302,202          --           3,939
                                       1997    316,669    392,470          --           4,843
Kenneth L. Blanchard.................  1999   $139,687   $572,850(2)   372,000         $6,339
  Vice President                       1998    139,753    133,970      75,000           3,939
                                       1997    127,749    173,987      25,000           4,355
Charles P. Funderburg................  1999   $130,977   $533,386(2)   347,000         $6,339
  Vice President                       1998    140,421    133,970      75,000           3,939
                                       1997    127,650    173,987      45,000           3,939
Robert S. Taylor.....................  1999   $130,681   $ 72,850     240,000          $6,339
  Chief Financial Officer              1998    125,493     77,000      60,000           3,939
                                       1997    107,104    100,000      25,000           3,539
James A. Holleman(3).................  1999   $ 64,723   $ 52,800     265,000          $1,993
  Vice President

---------------

(1) Comprised of the Company's matching contributions to the 401(k) plan and hospitalization and health insurance.

(2) Includes a $500,000 bonus paid as a result of the executive's efforts resulting in the acquisition of Cardinal in July 1999.

(3) Mr. Holleman became an officer of the Company in July 1999.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Hall's employment agreement with the Company was amended and restated in July 1999 to: (a) provide for an annual base salary of $375,000; (b) replace the previous bonus arrangement with Mr. Hall's participation in a new management incentive bonus plan administered by the Compensation Committee of the Company; and (c) grant to Mr. Hall an option to purchase 488,617 shares of Common Stock. The amended agreement has an identical term to the original agreement and terminates on December 13, 2000. The employment term will be automatically renewed for an additional year unless the Company or Mr. Hall gives at least 90 days written notice that the term will not be extended. The amended agreement contains non-competition and other provisions to protect the Company's interests in the event that Mr. Hall ceases to be employed by the Company.

     In July 1999, the Company entered into two-year employment agreements with Messrs. Funderburg, Blanchard, Taylor and Holleman that provide annual base salaries of $135,000 for Messrs. Blanchard and Holleman, and annual base salaries of $125,000 for Messrs. Funderburg and Taylor. Each of these officers will also be eligible to earn an annual incentive bonus based upon the achievement of performance objectives, under the Company's new management incentive bonus plan, as determined by the Compensation Committee of the Company. In addition to the foregoing amounts, Messrs. Blanchard and Funderburg each received, in consideration of services performed by each in connection with the Company's acquisition of Cardinal in July 1999, a one-time cash payment of $500,000. The officers' employment agreements contain non-competition and other provisions to protect the Company's interests in the event that any officer ceases to be employed by the Company. In consideration of such non-competition provisions, Messrs. Blanchard and Funderburg will each receive payments totaling an aggregate of $500,000, payable in two equal installments on the first two anniversaries of the effective date of their employment agreements.

     All of the Company's employment agreements with its officers provide for the termination of employment: (i) upon death; (ii) upon disability; or (iii) by the Company for cause, which includes a willful and continued failure by the officer to substantially perform his duties, or if the officer willfully engages in misconduct that is materially injurious to the Company. Mr. Hall's agreement also provides for the termination by Mr. Hall for good reason, which includes a failure by the Company to comply with any material provision of the employment agreement.

     Upon termination of an officer's employment, the Company must pay to such officer all compensation owing through the date of termination. Upon termination of Mr. Hall due to his death or disability, in addition to all compensation owing through the date of termination, the Company would pay to Mr. Hall a benefit in an amount equal to one-year's base salary. If Mr. Hall's agreement is terminated by the Company other than for cause or by Mr. Hall for good reason, Mr. Hall would be entitled to an amount equal to the sum of his then base salary and the bonus paid or payable to Mr. Hall for the preceding fiscal year, multiplied by the greater of (a) two or (b) the number of years remaining in the term of Mr. Hall's employment under the agreement.

1999 STOCK OPTION AND STOCK APPRECIATION RIGHT GRANTS

     The following table contains information concerning the grants of options granted to the Named Officers during 1999. No stock appreciation rights were granted during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                             PERCENT OF                           POTENTIAL REALIZABLE VALUE
                                               TOTAL                                AT ASSUMED ANNUAL RATES
                             NO. OF SHARES    OPTIONS                                OF STOCK APPRECIATION
                              UNDERLYING     GRANTED TO   EXERCISE                    FOR OPTION TERM(2)
                                OPTIONS      EMPLOYEES    OR BASE    EXPIRATION   ---------------------------
NAME                            GRANTED      IN 1999(1)    PRICE        DATE           5%            10%
----                         -------------   ----------   --------   ----------   ------------   ------------
Terence E. Hall............     488,617         18.9%      $5.75      7/15/09      $1,766,910     $4,477,969
Kenneth L. Blanchard.......     107,000         14.4%      $5.75      7/15/04      $  169,982     $  375,616
                                265,000                     5.75      7/15/09         958,278      2,428,465
Charles P. Funderburg......     107,000         13.4%      $5.75      7/15/04      $  169,982     $  375,616
                                240,000                     5.75      7/15/09         867,874      2,199,364
Robert S. Taylor...........     240,000          9.3%      $5.75      7/15/09      $  867,874     $2,199,364
James A. Holleman..........     265,000         10.2%      $5.75      7/15/09      $  958,278     $2,428,465

---------------

(1) Each respective percentage includes all options granted to that executive officer in 1999.

(2) Appreciation has been calculated over the term of the options, beginning with the exercise price of each respective option.

AGGREGATE OPTION EXERCISES DURING 1999 AND OPTION VALUES AT FISCAL YEAR END

     The following table contains information concerning the aggregate option exercises during 1999 and the value of outstanding options as of December 31, 1999.

                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                  SHARES                  OPTIONS AT YEAR END(#)         AT YEAR END($)(1)
                                ACQUIRED ON    VALUE     -------------------------   -------------------------
                                EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                -----------   --------   -------------------------   -------------------------
Terence E. Hall...............      --           --            44,000/488,617            $185,680/488,617
Kenneth L. Blanchard..........      --           --           135,500/372,000             232,015/372,000
Charles P. Funderburg.........      --           --           120,000/347,000             149,400/347,000
Robert S. Taylor..............      --           --           110,000/240,000             189,250/240,000
James A. Holleman.............      --           --                 0/265,000                   0/265,000

---------------

(1) Based on the difference between the closing sale price of the Company's Common Stock of $6.75 on December 31, 1999, as reported by the Nasdaq National Market and the exercise price of such options.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is currently comprised of two non-employee directors, Messrs. Rose and Guill, provides overall guidance to the Company's executive compensation programs, administers the Company's Management Incentive Plan (the "Incentive Plan") and administers the Company's two stock option plans.

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 1999 fiscal year.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees of the Company are competitive with other similar size companies in the oilfield service industry while, within the Company, being fair and differentiating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve long-term stock market performance.

  Base Salary

     In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually considering the Chief Executive Officer's recommendation for executives other than himself, each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

  Cash Incentive Bonuses

     The Compensation Committee administers the Incentive Plan, which was adopted by the Company in 1999 in an effort to advance the interests of the Company by providing an annual cash incentive bonus to be paid to executive officers and other key employees based upon the Company's performance during each calendar year. The Compensation Committee establishes a formula to be used to determine the size of a bonus pool for each year based upon the Company's earnings before interest expense, taxes, depreciation and amortization ("EBITDA"). The Compensation Committee also determines the target bonus to be awarded to each executive officer that it has designated as a participant in the Incentive Plan at different levels of

EBITDA and the Chief Executive Officer determines the amount to be distributed to each other participant. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. Both the Compensation Committee and Chief Executive Officer may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

  Stock Options

     The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 1999, the Compensation Committee approved annual stock option grants to executive officers and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 20 employees and executives and covered approximately 2,587,600 shares of underlying common stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 1999 stock option grants.

  Compensation of the Chief Executive Officer

     Components of the Chief Executive Officer's compensation for 1999 included base salary, participation in the Incentive Plan and the grant of stock options.

     Mr. Hall was paid a base salary of $362,971 in 1999. His base salary was established pursuant to his amended employment agreement at $375,000 commencing in July 1999 by considering various factors, including his expertise and performance and the extent to which his total compensation package is at risk under the Company's Incentive Plan and stock option plans.

     In July 1999, also in connection with his amended employment agreement and closing the Cardinal acquisition, Mr. Hall was granted 488,617 stock options with an exercise price of $5.75 per share. In return, Mr. Hall's employment agreement was amended to delete the cash bonus previously required to be paid under his employment agreement. Mr. Hall's options were granted on terms similar to those granted to other executive officers of the Company. In February, 2000, due to Mr. Hall's request that he not be awarded the cash amounts to which he was entitled under the Incentive Plan, and in recognition of his leadership and performance in connection with the acquisition and integration of Cardinal, the Compensation Committee granted Mr. Hall an additional 100,000 stock options, each with an exercise price of $7.31 per share

     The Compensation Committee feels that the total compensation package provided to Mr. Hall is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

  Policy Regarding Section 162(m) of the Internal Revenue Code

     For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Stock options granted by the Company have been structured to qualify as performance-based and are thus not subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 1999, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock incentive programs to determine the advisability of future compliance with Section 162(m).

  Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 1999, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board of Directors or on the Compensation Committee of the Company.

                           The Compensation Committee
         Robert E. Rose                                  Ben A. Guill

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1999, in connection with the acquisition of Cardinal, the Company and the Funds entered into a stockholders' agreement that, among other things, provides for the number and selection of the members of the Company's Board and prevents the Funds from: (i) acquiring, other than shares received in the Cardinal acquisition, additional shares of the Company that would result in the Funds obtaining beneficial ownership of more than an additional 10% of the outstanding shares of any class of the Company; (ii) disposing of any securities of the Company, except in limited circumstances primarily involving public sales; and (iii) facilitating a change of control of the Company.

     On July 15, 1999, in connection with the Cardinal acquisition, the Company entered into two registration rights agreements with the former Cardinal shareholders. Under an agreement entered into with the Funds, commencing on July 15, 2000, the Funds will have the right to require the Company to file a registration statement under the Securities Act of 1933 (the "Securities Act") to sell not less than 20% of the Common Stock owned by the Funds. The Company will not be obligated to make more than one such registration during any twelve month period, nor more than four such registrations during the term of the agreement. The Company also entered into a registration rights agreement with all other former Cardinal stockholders, pursuant to which the Company filed a shelf registration statement under the Securities Act registering the resale of shares of Common Stock they acquired in the acquisition. The Company must keep this registration statement effective until the earlier of July 15, 2001 or when all shares of Common Stock covered by the registration statement have been sold. Under both agreements, all of the former Cardinal stockholders also have the right to include their shares of the Common Stock in any other registration statement filed by the Company involving Common Stock.

     The Company provides field management and other services to Energy Partners, Ltd., of which Mr. Bachmann is Chief Executive Officer. The Company billed Energy Partners, Ltd. approximately $1,500,000 for these services during the year ended December 31, 1999, on terms that the Company believes are customary in the industry. The Company expects to continue providing field management and other services to Energy Partners, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. The Company believes that, during 1999, its directors and executive officers complied with all these filing requirements.

                               PERFORMANCE GRAPH

     The graph and corresponding table below compares the total stockholder return on the Company's Common Stock for the last five years with the total return on the S&P 500 Index and the NASDAQ Oil and Gas Field Services Group for the same period. The information in the graph is based on the assumption of (i) a $100 investment on January 1, 1995 at closing prices on December 31, 1994 and
(ii) reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

                                                               DECEMBER 31,
                                              -----------------------------------------------
                                               1995      1996      1997      1998      1999
                                              -------   -------   -------   -------   -------
Superior Energy Services, Inc. .............  $ 68.33   $ 80.00   $270.00   $ 75.83   $180.00
NASDAQ Oil and Gas Field Services Group.....  $145.46   $274.53   $339.99   $150.02   $254.69
S&P 500 Index...............................  $137.59   $169.48   $226.14   $291.80   $353.30

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     KPMG LLP was selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ended December 31, 1999. A representative of KPMG LLP is expected to attend the Meeting, will have an opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Meeting. All other matters shall be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Certificate of Incorporation or By-laws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote"), shares not voted as a result will be counted as not present and not cast with respect to the proposals.

     All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The By-laws of the Company require that eligible stockholders who desire to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders of the Company must give timely written notice of such intent to the Secretary of the Company. For the 2001 annual meeting of stockholders, such notice must be received by the Secretary, at the address set forth on the first page of this Proxy Statement, no earlier than August 20, 2000 and no later than January 18, 2001.

     Eligible stockholders who wish to present a proposal qualified for inclusion in the proxy materials relating to the 2001 annual meeting of stockholders must forward such proposal to the Secretary of the Company in time to arrive at the Company prior to December 14, 2000. If such a proposal is in compliance with all the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, it will be included in the proxy statement and set forth on the form of proxy for such annual meeting of the stockholders of the Company. It is urged that any such proposals be sent certified mail, return receipt requested.

                                            By Order of the Board of Directors

                                            /s/ CAROLYN PLAISANCE

                                            Carolyn Plaisance
                                            Secretary

Harvey, Louisiana
April 17, 2000

--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o


PROXY


                         SUPERIOR ENERGY SERVICES, INC.
                    1105 PETERS ROAD, HARVEY, LOUISIANA 70058

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF SUPERIOR ENERGY SERVICES, INC.

         The undersigned hereby appoints Robert S. Taylor, with full power of substitution, as proxy, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of Superior Energy Services, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held on May 18, 2000, or any adjournment thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXY HOLDER NAMED ABOVE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

           ---------------------------------------------------------

           The Board of Directors recommends a vote FOR the proposal
                       by checking the box marked "FOR";

           ---------------------------------------------------------


                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.
                         (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

                                            NOMINEES: Terence E. Hall
                      FOR     WITHHELD                Justin L. Sullivan
1.  Election of       [ ]       [  ]                  Richard A. Bachmann
    Directors                                         William E. Macaulay
                                                      Ben A. Guill
                                                      Robert E. Rose


2. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee on the line provided below

--------------------------------------------------------------------------------



                     Date:               , 2000                           Date:          , 2000
--------------------      --------------       ---------------------------     ----------
    SIGNATURE                                   SIGNATURE IF HELD JOINTLY


Please sign exactly as name appears on the certificate or certificates representing the shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).